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                    SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549

                  -------------------------------------

                                 FORM 8-K

                              CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934




Date of Report  (Date of earliest event reported): July 18,
1996

                             TCSI Corporation
          (Exact name of registrant as specified in its charter)

         Nevada                    0-19377                 68-0140975
(State of incorporation)         (Commission             (IRS Employer
                                 File Number)          Identification
No.)

2121 Allston Way, Berkeley, California                       94704

(Address of principal executive offices)                   (Zip Code)

Registrant's telephone number, including area code:  (510) 649-3700

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Item 5.  Other Events.

         On July 18, 1996, TCSI Corporation issued a press release, a copy of which is filed herewith as Exhibit 28.


                               SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                            TCSI Corporation

By: /s/Paul A. Farmer
    -----------------
Paul A. Farmer
Chief Financial Officer

Date: July 18, 1996

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                            INDEX TO EXHIBITS

28.  Press Release, dated July 18, 1996

             TCSI Corporation Reports Second Quarter Results

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For additional information contact:
Leigh Salvo - (510) 649-3800

             TCSI Corporation Reports Second Quarter Results

BERKELEY, Calif. - July 18, 1996 - TCSI Corporation (Nasdaq: TCSI), a global provider of software to the Telecom industry, reported today revenues of $21.8 million for the second quarter of 1996. This represents a 63 percent increase in revenue over the same period last year. Net income grew 50 percent to $2.8 million from $1.9 million in the second quarter of 1995. Earnings per share increased to $0.13 in the second quarter of 1996 from $0.10 in the second quarter of 1995.

"This quarter marks TCSI's sixteenth consecutive quarter of increased revenues and net income. We are pleased with the Company's ability to sustain its targeted financial growth rates as we expand operations on a worldwide basis," said Roger A. Strauch, president and chief executive officer. "We have expanded our international operations by opening a new facility in Europe, hiring additional sales and marketing professionals in North America and Asia, and entering into a strategic partnership with a software developer in India."

Revenue from services for the quarter ended June 30, 1996 was $13.0 million, a 30 percent increase over the $10.0 million earned during the second quarter of 1995. Software licensing fees increased 33 percent to $4.4 million in the second quarter of 1996 from $3.3 million in the second quarter of 1995.

Revenue from TCSI's flagship product, Object Services Package (OSP), and related object-oriented products and services during the second quarter of 1996 was $13.3 million, a 54 percent increase over the second quarter of 1995. Since June 30, 1995, the number of OSP development seats in use at customer sites has increased 40 percent. OSP is a highly scalable, industrial-strength distributed object development and runtime environment for large, object-oriented client/server systems.

Throughout 1996, the Company will be deploying a software solution relating to a development agreement entered into in 1994. The deployment includes approximately $11 million of equipment purchased on behalf of the customer. For the first six months of 1996, the Company has recognized revenues of $7.3 million related to this equipment.

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"TCSI continues to demonstrate the ability to respond to the Telecom industry's need for improved productivity, scalability, and effective change management on a global basis. We are encouraged by the additional business the Company is being awarded from existing telecom customers and equally as excited by the number of agreements being signed with new customers," added Strauch. "This quarter, we added ten new customers and signed more than $9 million in business with existing customers. New agreements were secured for cellular and PCS network management development, as well as OSP porting, training, and mentoring."
Direct cost of services increased 24 percent year-over-year in the second quarter of 1996, in line with the growth in revenues from services. Selling, general, and administrative expenses increased 13 percent year over-year, due primarily to the Company's expansion of international operations. Software product development costs increased to $1.5 million in the second quarter of 1996 as the Company continued to invest in future releases of OSP and related products. Prior to January 1, 1996, the Company's product development had been primarily supported through customer funded software application development.

Shares used in the earnings per share (EPS) calculation increased to 22.2 million shares for the second quarter of 1996 from 19.1 million shares a year ago, primarily as a result of stock option exercises and a follow-on offering in the first quarter of 1996 in which TCSI raised $26 million upon the issuance of 1.5 million shares of Common Stock. In April 1996, TCSI announced that its Board of Directors approved a three-for-two stock split, effective June 14, 1996 for shareholders of record on May 28, 1996.

Statements contained in this press release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those projected. Such risks and uncertainties include fluctuations in customer demand and the timing and acceptance of new product introductions. Additional risks are detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

TCSI Corporation

TCSI Corporation provides object-oriented software products, services, and solutions to the Telecom industry worldwide. Service providers and equipment manufacturers deploy TCSI's software to enable a range of customer services, automated processes, and the management of broadband, wireless, and intelligent networks. Based in Northern California, TCSI has offices in North America, Europe, and the Pacific Rim.
                                  ####
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              Unaudited Summary Income Statement Information
              (In thousands, except for per share amounts)

                                 Three months ended       Six months ended
                                      June 30,                June 30,
                                --------------------    --------------------
                                 1996          1995      1996         1995
                                -------      -------    -------      -------
Revenues:
  Services                     $ 12,962     $ 10,026   $ 25,545     $ 20,472
  Software licensing fees         4,438        3,345      7,554        5,611
  Equipment(1)                    4,431            -      7,270            -
                                -------      -------    -------      -------
Total revenues                   21,831       13,371     40,369       26,083

Costs and expenses:
  Services                        6,824        5,522     12,952       11,514
  Equipment(1)                    4,156            -      6,810            -
  Product development             1,487            -      2,491            -
  Selling, general, and
    administrative                5,899        5,232     11,182        9,442
                                -------      -------    -------      -------
Income from operations            3,465        2,617      6,934        5,127

Interest income                     664          237        946          443
                                -------      -------    -------      -------
Income before income taxes        4,129        2,854      7,880        5,570

Provision for income taxes        1,321          978      2,521        1,930
                                -------      -------    -------      -------
Net income                     $  2,808     $  1,876   $  5,359     $  3,640
                                =======      =======    =======      =======
Earnings per share             $   0.13     $   0.10   $   0.25     $   0.19
                                =======      =======    =======      =======
Shares used in calculation of
  earnings per share             22,191       19,140     21,042       18,984
                                =======      =======    =======      =======

               Unaudited Summary Balance Sheet Information
                            (In thousands)

                                        June 30,         December 31,
                                          1996              1995
                                       ---------         -----------
Assets
- ------
Cash, cash equivalents,
  and investments(2)                   $  45,070          $  22,027
Receivables                               22,123             16,500
Equipment receivables(1)                   7,270                  -
Deferred income taxes                      2,257              2,342
Furniture, equipment, and
  leasehold improvements                   6,801              5,134
Other assets                               1,956              3,507
                                       ---------          ---------
Total assets                           $  85,477           $ 49,510
                                       =========          =========

Liabilities and Shareholders' equity
- ------------------------------------
Accounts payable and other accruals    $   4,508           $  4,005
Accrued compensation and related costs     4,435              4,823
Income taxes                                 409              3,306
                                       ---------          ---------
Total liabilities                          9,352             12,134
Shareholders' equity                      76,125             37,376
                                       ---------          ---------
Total liabilities and
  shareholders' equity                 $  85,477          $  49,510
                                       =========          =========


(1) The Company's software solutions occasionally include purchases of equipment on behalf of its customers.
(2) Cash, cash equivalents, and investments include cash and investment balances with original maturities greater than 90 days.

This financial information should be read in conjunction with the Company's Form 10-Q to be filed with the Securities and Exchange
Commission.